UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2019

JMP Group LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36802 (Commission File Number)	47-1632931 (IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

(415) 835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Shares representing limited liability company interests in JMP Group LLC	JMP	New York Stock Exchange
JMP Group Inc. 8.00% Senior Notes due 2023	JMPB	New York Stock Exchange
JMP Group Inc. 7.25% Senior Notes due 2027	JMPD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2019, JMP Group LLC (the “Company”) completed the previously announced offering of $36.0 million aggregate principal amount of its 6.875% Senior Notes due 2029 (the “Notes”).

The Notes were sold pursuant to the Company’s Registration Statement on Form S-1, as amended (File No. 333-233389), which was declared effective by the Securities and Exchange Commission (the “Commission”) on September 19, 2019, and the Company’s Registration Statement on Form S-1MEF (File No. 333-233855), as filed with the Commission on September 19, 2019, which became effective upon filing in accordance with Rule 462(b) under the Securities Act. The Notes were issued pursuant to the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of September 26, 2019, between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The First Supplemental Indenture supplements the Indenture entered into by and between the Company and the Trustee, dated as of September 26, 2019 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”).

The public offering price of the Notes was 100.0% of the principal amount (i.e., $36.0 million). The Company received net proceeds after discounts and commissions, but before expenses, of approximately $34.9 million and will use a portion of the net proceeds to redeem up to all of the outstanding 8.00% Senior Notes due 2023 of its wholly owned subsidiary, JMP Group Inc., and the remainder, if any, for general corporate purposes. This Current Report on Form 8-K should not be construed as a notice of redemption for the 8.00% senior notes due 2023.

The Notes bear interest at the rate of 6.875% per annum. Interest on the Notes is payable quarterly in arrears on March 30, June 30, September 30 and December 30, commencing on December 31, 2019. The Notes will mature on September 30, 2029.

The Company may, at its option, at any time and from time to time, on or after September 30, 2021, redeem the Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the Notes. The Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the date of redemption. On and after any redemption date, interest will cease to accrue on the redeemed Notes. If the Company is redeeming less than all of the Notes, the Trustee will select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

The Indenture also contains customary event of default and cure provisions. If an uncured default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes may declare the Notes to be immediately due and payable.

The Notes are senior unsecured obligations of the Company and rank equal in right of payment with the Company’s existing and future senior unsecured indebtedness, including its guarantees of the outstanding 8.00% Senior Notes due 2023 and 7.25% Senior Notes due 2027 of its wholly owned subsidiary, JMP Group Inc.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note. Copies of the Base Indenture, the First Supplemental Indenture and the form of Note are attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2 and 4.2.1, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Notes and the Indenture set forth in Item 1.01 is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
4.1	Indenture dated as of September 26, 2019, between JMP Group LLC and U.S. Bank National Association, as trustee.
4.2	First Supplemental Indenture dated as of September 26, 2019, between JMP Group LLC and U.S. Bank National Association, as trustee.
4.2.1	Form of 6.875% Senior Note due 2029 (included as Exhibit A to 4.2 above).

Signature(s)

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP LLC

Date: September 26, 2019	By:	/s/ Walter Conroy
Walter Conroy
Chief Legal Officer